Exhibit 99.1
For Immediate Release
Terremark to Begin Trading on
NASDAQ Market; TMRK will be New Symbol
MIAMI, FLA. — (BUSINESS WIRE)—April 23, 2007 — Terremark Worldwide, Inc. (AMEX:TWW), a leading operator of integrated Internet exchanges and a global provider of managed IT infrastructure solutions for government and private sectors, today announced that it has been approved for listing on the NASDAQ Global Market under the symbol “TMRK”. Trading on the NASDAQ is anticipated to commence in May. The Company’s common stock will continue to trade on the AMEX under the symbol “TWW” until the market close on the day before trading commences on the NASDAQ.
“We are pleased to announce Terremark’s move to the NASDAQ Global Market,” said Manuel D. Medina, Chairman and CEO of Terremark Worldwide, Inc. “We believe the move to NASDAQ will improve the visibility of our stock, enhance trading liquidity in our shares, and provide Terremark with greater exposure to institutional investors.”
About Terremark Worldwide, Inc.
Terremark Worldwide, Inc. is a leading operator of integrated Internet exchanges and a global provider of managed IT infrastructure solutions for government and private sectors. Terremark delivers its portfolio of services from seven locations in the U.S., Europe and Latin America and from four service aggregation and distribution locations, which aggregate network traffic and distribute network-based services in Europe and Asia to meet specific customer needs. Terremark’s flagship facility, the NAP of the Americas®, is the model for the carrier-neutral Internet exchanges the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas — Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, colocation and managed services. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, 305-856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.
CONTACT:
Terremark Worldwide, Inc., Miami
Sandra Gonzalez-Levy
305-860-7829
sgonzalez-levy@terremark.com
Edelman
Brad Pick
305-358-3767
brad.pick@edelman.com
Investor Relations
Joann Horne, 415-445-3233
joann@marketstreetpartners.com